                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     /X/ Preliminary proxy statement
     / / Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              Loral Corporation
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------
- ---------------
    (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                                               ---------------------------------
                                               1995

                                               ---------------------------------
                                               NOTICE OF
                                               ANNUAL MEETING
                                               AND
                                               PROXY STATEMENT


                                               [LORAL LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 JULY 25, 1995
                            ------------------------

     The Annual Meeting of Stockholders of Loral Corporation will be held in the Celeste Bartos Forum at the New York Public Library, Fifth Avenue and 42nd Street, New York, New York, at 2:00 o'clock P.M., on Tuesday July 25, 1995 for the purpose of:

     1. Electing to the Board three Class I Directors whose terms have expired; and, subject to obtaining Stockholder approval of Proposal 2, electing a twelfth Director, who would be the fourth Class I Director;

     2. Amending Article SEVENTH of the Restated Certificate of Incorporation, increasing the maximum number of Directors from eleven to thirteen;

     3. Acting upon a proposal to ratify the selection of Coopers & Lybrand L.L.P. as independent auditors for the fiscal year ending March 31, 1996; and

     4. Transacting any other business which may properly come before the meeting.

     The Board of Directors has fixed the close of business on June 16, 1995 as the date for determining Stockholders of record entitled to receive notice of, and to vote at, the Annual Meeting.

     All Stockholders are cordially invited to attend. Those who do not expect to be present are requested to date, sign and mail the enclosed proxy as promptly as possible in the enclosed postage paid envelope.

                                          By Order of the Board of Directors

                                          /s/ Bernard L. Schwartz
                                          ------------------------------------
                                          BERNARD L. SCHWARTZ
                                          Chairman of the Board of Directors

Date: June [  ], 1995

                                PROXY STATEMENT

                               LORAL CORPORATION

                                600 THIRD AVENUE
                            NEW YORK, NEW YORK 10016

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                 JULY 25, 1995
                            ------------------------

                               PROXY SOLICITATION

     The enclosed Proxy is solicited by and on behalf of the Board of Directors of Loral Corporation (the "Company" or "Loral"). Any Proxy given by a Stockholder may be revoked by him at any time before it is voted by written notice to the Secretary, by a duly executed Proxy bearing a later date, or by voting in person at the meeting. The cost of soliciting proxies will be borne by the Company. The Company will enlist the assistance of and reimburse banks, brokers and other nominees for their costs in transmitting Proxies and Proxy authorizations to beneficial owners whose stock is registered in the name of such nominees. The Company has also retained W. F. Doring & Co., Inc. to assist it in the solicitation of proxies and will pay a fee, not to exceed $7,500, for such services. Proxies, ballots and voting tabulations that identify Stockholders will be held confidential, except in a contested proxy solicitation or where necessary to meet applicable legal requirements. The Inspectors of Election will not be employees of the Company. This Proxy Statement and the enclosed Proxy will be first mailed to Stockholders on or about June 29, 1995.

                            OUTSTANDING VOTING STOCK

     Only Stockholders at the close of business on the June 16, 1995 record date are entitled to notice of and to vote at the Annual Meeting. There were
[   ,   ,   ] shares of common stock, par value $.25 per share, ("Common Stock")
of the Company outstanding on that date and each share is entitled to one vote on each matter. Abstentions and broker "non-votes" will be counted in determining the number of shares present but will not be voted for election of directors or on other proposals and will have the same effect as a vote against Proposal 2.

     As of May 31, 1995, the only officer or Director owning 1% or more of the Company's Common Stock was Bernard L. Schwartz, Chairman of the Board of Directors and Chief Executive Officer of Loral, who owned beneficially 1,807,001 shares constituting approximately 2.1% of the Company's outstanding voting securities. All Directors, nominees and current executive officers as a group (26 persons) owned beneficially 2,964,979 shares constituting approximately 3.4% of outstanding voting securities.

     Based upon filings made with the Company, the only reported 5% Stockholder as of the record date is Fidelity Investments, FMR Corp. ("FMR") on behalf of advisory accounts and/or investment companies. FMR owns 5,355,254 ( . %) shares of the Company's common stock. FMR has represented that the shares were acquired for investment purposes for managed accounts, trusts or employee benefit plans.

                             ELECTION OF DIRECTORS

     The Company has three classes of Directors serving staggered three-year terms. Class I currently consists of three Directors and Classes II and III consist of four Directors. If Proposal 2 is adopted by the Stockholders, four Class I Directors will be elected at the Annual Meeting for three-year terms expiring on the date of the Annual Meeting in 1998. The terms of the Class II and Class III Directors expire on the date of the Annual Meeting in 1996 and 1997, respectively. Of the Directors named below, the terms of office of Messrs. Gittis, Kekst and Yankelovich expire at the 1995 Annual Meeting.

     The three persons named above have been nominated by the Board of Directors for election as Directors to serve for a period of three years and until their respective successors are duly elected and shall qualify. Additionally, subject to Stockholder approval of Proposal 2, Mr. Arthur L. Simon has been nominated by the Board of Directors for election as Director to serve for a period of three years and until his successor is duly elected and shall qualify. Unless authority to vote for management's nominees is withheld, the enclosed proxy will be voted for the election of the persons named above, including Mr. Simon if Proposal 2 is approved, except that the persons designated as proxies reserve full discretion to cast their votes for other persons in the unanticipated event that any of such nominees is unable or declines to serve. The nominees, other than Mr. Simon, have acted as Directors of the Company since the last Annual Meeting of Stockholders.

     The Company has a standing Audit and Government Compliance Committee (the "Audit Committee"), Nominating Committee, and Compensation and Stock Option Committee (the "Compensation Committee"). The Audit Committee, which met three times during fiscal 1995, is comprised of four members: Messrs. Hodes, Ruderman, Shapiro and Stanton. The Audit Committee reviews and acts or reports to the Board with respect to government procurement compliance matters as well as various auditing and accounting matters, including the selection of the Company's independent auditors, the accounting and financial practices and controls of the Company, audit procedures and findings, and the nature of services performed for the Company by, and the fees paid to, the independent auditors. The Nominating Committee, which met once in fiscal 1995, is comprised of Messrs. Kekst, Shapiro and Stanton. The Nominating Committee is chartered to establish criteria for recommendations for director nominees and in connection therewith, to consider the participation and contribution of current Directors. The Nominating Committee does not generally accept nominees randomly received from third parties, including Stockholders. The Compensation Committee, which met twice during fiscal 1995, is comprised of four members: Messrs. Gittis, Hodes, Kekst and Shapiro. The Compensation Committee reviews and provides recommendations to the Board of Directors regarding executive compensation matters. The Compensation Committee is also responsible for the administration of the Company's Stock Option and Incentive Stock Purchase Plans, Restricted Stock Purchase Plan and the Incentive Compensation Plan for Senior Executives.

     The Board of Directors held seven meetings during fiscal 1995. No Director attended fewer than 75% of the meetings of the Board of Directors and of its committees. Directors are paid a fixed fee of $25,000 per year. Non-employee Directors are also paid $6,000 for personal attendance at each meeting. Audit Committee members are paid $2,000 per year and $1,000 per meeting. Compensation Committee members are paid $500 per year. The Company provides certain life insurance and medical benefits to certain non-employee Directors. For fiscal 1995 the value of these benefits was $13,565 for Mr. Gittis, $15,515 for Mr. Hodes, $14,553 for Mr. Kekst, $14,223 for Mr. Ruderman, $12,928 for Mr. Shapiro and $14,170 for Mr. Yankelovich. In addition, Mr. Shapiro received compensation in the amount of $35,570 with respect to early cancellation of a prior life insurance policy.

     The Company has purchased insurance from the Reliance Insurance Company insuring the Company against obligations it might incur as a result of its indemnification of its officers and Directors for certain liabilities they might incur, and insuring such officers and Directors for additional liabilities against which they might not be indemnified by the Company. The insurance expires on April 1, 1996, and costs $321,300. Pursuant to the New York Business Corporation Law, the Company has entered into Indemnity Agreements with its Directors and executive officers. The Indemnity Agreements are intended to provide the full indemnity protection authorized by New York law.

     The following table provides certain relevant information concerning the Directors (and Mr. Arthur L. Simon, nominee to the Board of Directors) and their principal occupations:

                                                                                       SERVED AS
                                                                                        DIRECTOR
                                                  PRINCIPAL OCCUPATION                CONTINUOUSLY
            NAME               AGE                  AND DIRECTORSHIPS                    SINCE
- -----------------------------  ---     -------------------------------------------    ------------
Bernard L. Schwartz(1).......  69      Chairman of the Board of Directors and             1972
  (Class III)                            Chief Executive Officer
                                       Chairman of the Board of Directors and
                                         Chief Executive Officer of K&F
                                         Industries, Inc.
                                       Director of Globalstar Telecommunications
                                         Limited, Reliance Group Holdings, Inc.,
                                         and certain subsidiaries, Sorema
                                         International Holding N.V., First Data
                                         Corporation, and Trustee of N.Y.
                                         University Medical Center
Frank C. Lanza...............  63      President and Chief Operating Officer              1981
  (Class II)                           Director of Globalstar Telecommunications
                                         Limited

Howard Gittis................  61      Director, Vice Chairman and Chief                  1990
  (Class I)                              Administrative Officer of MacAndrews &
                                         Forbes Holdings Inc.
                                       Director of Andrews Group Incorporated,
                                         Consolidated Cigar Corporation, First
                                         Nationwide Holdings, Inc., First
                                         Nationwide Bank, Jones Apparel Group,
                                         Inc., Mafco Worldwide Corporation,
                                         National Health Laboratories Holdings,
                                         Inc., NWCG Holdings Corporation, New
                                         World Communications Group Incorporated,
                                         New World Television Incorporated, Revlon
                                         Consumer Products Corporation, and Revlon
                                         Worldwide Corporation.

Robert B. Hodes(1)(2)........  69      Partner and Co-Chairman, Willkie Farr &            1959
  (Class II)                             Gallagher, law firm, New York, N.Y.
                                       Director of Aerointernational, Inc., W.R.
                                         Berkley Corporation, Crystal Oil Company,
                                         Globalstar Telecommunications Limited,
                                         R.V.I. Guaranty, Ltd., LCH Investments
                                         N.V., Mueller Industries, Inc. and
                                         Restructured Capital Holdings, Ltd.

                                                                                       SERVED AS
                                                                                        DIRECTOR
                                                  PRINCIPAL OCCUPATION                CONTINUOUSLY
            NAME               AGE                  AND DIRECTORSHIPS                    SINCE
- -----------------------------  ---     -------------------------------------------    ------------
Gershon Kekst(1).............  60      President of Kekst and Company                     1972
  (Class I)                              Incorporated, corporate and financial
                                         communications consultants, New York,
                                         N.Y.

Charles Lazarus..............  71      Chairman and Director of Toys "R" Us, Inc.         1994
  (Class II)                           Director of Automatic Data Processing, Inc.

Malvin A. Ruderman...........  68      Professor of Physics, Columbia University,         1975
  (Class III)                            New York, N.Y.

E. Donald Shapiro............  63      The Joseph Solomon Distinguished Professor         1973
  (Class III)                            of Law since 1983 and Dean/Professor of Law
                                         (1973-1983), New York Law School
                                       Director of Interferon Sciences, Inc., Bank
                                         Leumi Trust Co., Eyecare Products PLC,
                                         Future Medical Products, Inc., Kranzco
                                         Realty Trust, MacroChem Corporation and
                                         Premier Laser Systems

Vice Admiral Allen M. Shinn,   87      Independent Consultant                             1973
  U.S.N. (Ret.)..............          Director Emeritus of Pennzoil Company
  (Class II)

Thomas J. Stanton, Jr.(2)....  67      Chairman Emeritus of National Westminster          1988
  (Class III)                            Bancorp NJ
                                       Director of Reliance Group Holdings, Inc.,
                                         and Reliance Insurance Co.

Daniel Yankelovich(2)........  70      Chairman of DYG, Inc., market, consumer and        1982
  (Class I)                              opinion research, New York, N.Y.
                                       Director of U.S. West Inc., Meredith
                                         Corporations and Arkla, Inc.

Arthur L. Simon..............  63      Independent Consultant                          Nominee
  (Nominee, Class I)                   Partner, Coopers & Lybrand L.L.P.,
                                         Certified Public Accountants, from 1968
                                         to 1994

- ---------------
(1) Member of Executive Committee.

(2) Member of Pension Advisory Committee.

              SECURITIES OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

     The following table shows the number of shares of Common Stock beneficially owned by the Directors and nominees, the named executive officers in the Summary Compensation Table ("NEOs"), and all Directors, nominees and officers as a group on May 31, 1995. Individuals have sole voting and investment power over the stock unless otherwise indicated in the footnotes.

                                                                  AMOUNT AND NATURE OF        PERCENT
                    NAME OF INDIVIDUAL                         BENEFICIAL OWNERSHIP(1)(2)     OF CLASS
- -----------------------------------------------------------    --------------------------     --------
Bernard L. Schwartz........................................           1,807,001 (3)              2.1%
Michael P. DeBlasio........................................             105,749 (4)                *
Howard Gittis..............................................               3,000                    *
Robert B. Hodes............................................              14,400 (5)                *
Gershon Kekst..............................................              13,200                    *
Frank C. Lanza.............................................             622,779 (6)                *
Robert V. LaPenta..........................................              93,461 (7)                *
Charles Lazarus............................................               7,000 (8)                *
Malvin A. Ruderman.........................................              16,000 (9)                *
E. Donald Shapiro..........................................              14,000(10)                *
Vice Admiral Allen M. Shinn................................              14,000                    *
Arthur L. Simon............................................               1,000                    *
Thomas J. Stanton, Jr......................................              12,000                    *
Michael B. Targoff.........................................              26,918(11)                *
Daniel Yankelovich.........................................              16,500                    *
All Directors, Nominees and Executive Officers as a Group
  (26 persons).............................................           2,964,979(12)              3.4%

- ---------------
 * Represents holdings of less than one percent.

 (1) Includes shares which, as of May 31, 1995, may be acquired within sixty days pursuant to the exercise of options (which shares are treated as outstanding for the purposes of determining beneficial ownership and computing the percentage set forth); shares held by trusts of which Directors and their wives are trustees; shares held by a trust in which an officer and Director is a trustee; and shares held for the benefit of officers as of March 31, 1995 in the Loral Master Savings Plan (the "Savings Plan").

 (2) Except as noted, all shares are owned directly with sole investment and voting power. All Directors other than Messrs. Schwartz, Lanza, Gittis and Lazarus have the right to exercise Loral stock options for 10,000 shares at $17.72 per share; such exercisable shares are included in the table.

 (3) Includes 80,000 shares held by Mr. Schwartz' wife, 1,000,000 shares exercisable under Company Stock Option Plans, and 6,112 shares in the Savings Plan.

 (4) Includes 22,000 shares exercisable under Company Stock Option Plans, 3,655 shares in the Savings Plan, and 1,968 shares restricted under the Company's Restricted Stock Purchase Plan.

 (5) Includes 400 shares as to which Mr. Hodes disclaims beneficial ownership held by Mr. Hodes' minor child.

 (6) Includes 244,280 shares exercisable under Company Stock Option Plans, 2,127 shares in the Savings Plan, and 4,681 shares restricted under the Company's Restricted Stock Purchase Plan.

 (7) Includes 22,284 shares exercisable under Company Stock Option Plans, 3,111 shares in the Savings Plan, and 1,968 shares restricted under the Company's Restricted Stock Purchase Plan.

 (8) Includes 2,000 shares held by Mr. Lazarus' wife.

 (9) Includes 6,000 shares owned jointly with Mr. Ruderman's wife.

(10) Includes 4,000 shares as to which Mr. Shapiro disclaims beneficial ownership held by Mr. Shapiro's wife.

(11) Includes 16,424 shares exercisable under Company Stock Option Plans, 22 shares in the Savings Plan, and 1,968 shares restricted under the Company's Restricted Stock Purchase Plan.

(12) Includes 1,461,288 shares exercisable under Company Stock Option Plans, 26,307 shares in the Savings Plan, and 14,275 shares restricted under the Company's Restricted Stock Purchase Plan.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The goals of the Company's compensation program are to align compensation with business objectives and corporate performance, and to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company and thereby create value for Stockholders. In order to attain these goals, the Company's compensation policies have historically linked compensation to corporate performance.

     The principal components of the Company's compensation program are annual cash compensation consisting of base salary and an annual incentive bonus, and long-term incentive compensation using stock options and incentive stock purchase awards. In determining the amount and form of executive compensation, the Compensation Committee has considered the competitive market for senior executives, the executive's role in the Company's achieving its business objectives, and the Company's overall performance.

     It is the Compensation Committee's intention that, provided other compensation objectives are met, executive compensation be deductible for Federal income tax purposes. For this reason, the Company proposed and the Stockholders approved the 1994 Incentive Compensation Plan for Senior Executives (the "Annual Bonus Plan") and the 1994 Stock Option and Incentive Stock Purchase Plan (the "Stock Plans"), each of which has been designed to comply with Internal Revenue Code Section 162(m).

     ANNUAL COMPENSATION. The Company has historically paid its Chairman and Chief Executive Officer ("CEO"), Bernard L. Schwartz, and its President and Chief Operating Officer, Frank C. Lanza, pursuant to long-term employment contracts. Base salaries for Messrs. Schwartz and Lanza have been fixed by contract and have been increased over the years based on changes in the Consumer Price Index. Base salaries for the other NEOs have been set at competitive levels by the CEO in consultation with the Compensation Committee, giving due regard to individual performance and time in position.

     Annual incentive compensation for Messrs. Schwartz and Lanza has been determined according to a contractual formula which provides for no bonus to be paid until the Company's shareholders' equity, as defined, has grown by at least 9 1/4% from the end of the last fiscal year, and for bonuses to be directly proportionate to increases above that level.

     Annual incentive compensation for other corporate executives has not been based on a formula using quantitative target levels. The CEO, in consultation with the Compensation Committee, sets the compensation by assessing a number of factors, including the executive's individual effort, performance and his contribution toward achieving the Company's business plan and growth objectives. Incentive compensation for corporate officers with line responsibility for division operations is generally tied to performance targets for the businesses under their authority. These performance targets are set as part of the Company's annual budgeting process.

     LONG-TERM INCENTIVE COMPENSATION. It has been the Compensation Committee's belief that Stockholders' interests are best served by encouraging key employees to develop ownership interests in the Company. To that end, the Company primarily relies upon fair market value employee stock options and incentive stock purchase awards granted in accordance with the provisions of the Stock Plans. It has not been the practice of the Company to make stock option or incentive stock purchase awards on an annual basis. Thus, although fiscal 1995 reflected continued strong performance by the Company that was achieved during a period of significant defense cutbacks, no stock options or incentive stock purchase awards were granted during the year to the NEOs.

     The Company's performance during the twenty-three fiscal year period since Mr. Schwartz became Chairman of the Board and Chief Executive Officer of the Company is highlighted by the performance graph following this report, which compares the cumulative total return for Loral Common Stock with that of the Standard & Poor's 500 Corporate Stock Index. The Compensation Committee believes that the Company's compensation policies, which have been instrumental in attracting and retaining highly qualified and dedicated personnel, have been an important factor in the Company's growth and success.

     This report of the Compensation Committee and the Performance Graphs immediately following shall not be deemed incorporated by reference by any general statements incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent it shall be specifically incorporated; and shall not otherwise be deemed filed under such Acts.

                     MEMBERS OF THE COMPENSATION COMMITTEE

                                    Howard Gittis
                                    Robert B. Hodes
                                    Gershon Kekst
                                    E. Donald Shapiro

                     COMPENSATION COMMITTEE INTERLOCKS AND
                             INSIDER PARTICIPATION

     None of the members of the Compensation and Stock Option Committee (the "Compensation Committee") of the Board of Directors are present or former officers or employees of the Company or its subsidiaries. Mr. Hodes is a partner in the law firm of Willkie Farr & Gallagher and Mr. Kekst is the principal stockholder of Kekst and Company Incorporated. Both firms provided services to the Company during the year.

                            STOCK PERFORMANCE GRAPHS

     The graph below compares the yearly change in cumulative total return, including reinvestment of dividends, of the Company's common stock with the cumulative total return of the Standard & Poor's 500 Composite Stock Index and a peer group index, for the last five fiscal years, assuming an investment of $100 in the Company's stock and each index on April 1, 1990. The companies in the peer group are: E-Systems, GM/Hughes, Grumman, Harris, Lockheed, Loral, Martin Marietta, Raytheon and Texas Instruments.

                                    GRAPH I

     The graph below compares the yearly change in cumulative total return, including reinvestment of dividends, of the Company's common stock with the cumulative total return of the Standard & Poor's 500 Composite Stock Index, for the last twenty-three fiscal years, assuming an investment of $100 in the Company's stock and the S&P index on April 1, 1972, just after Mr. Schwartz became Chairman of the Board of Directors and Chief Executive Officer of the Company.

                                    GRAPH II

                                FISCAL YEAR 1995
                           SUMMARY COMPENSATION TABLE

                                                          LONG TERM COMPENSATION AWARDS
                                ANNUAL COMPENSATION    ------------------------------------
                                                                              SECURITIES
  NAME AND PRINCIPAL           ---------------------      RESTRICTED          UNDERLYING         ALL OTHER
       POSITION         YEAR    SALARY      BONUS      STOCK AWARD(A)(B)   STOCK OPTIONS(C)   COMPENSATION(D)
- ----------------------  -----  --------   ----------   -----------------   ----------------   ---------------
Bernard L. Schwartz      1995  $908,300   $5,335,891               --                --           $88,252
Chairman of the Board    1994  $884,000   $3,604,237               --           600,000           $97,399
of Directors and Chief   1993  $859,000   $3,525,669               --           400,000           $86,266
Executive Officer
Frank C. Lanza           1995  $635,964   $2,611,215               --                --           $31,965
President and            1994  $618,925   $1,751,404               --           150,000           $25,000
Chief Operating
  Officer                1993  $600,924   $1,200,000      $ 1,623,019                --           $25,000
Michael P. DeBlasio      1995  $427,527   $  527,106               --                --           $ 8,813
Senior Vice
  President -            1994  $402,973   $  355,584               --            70,000           $ 5,385
Finance                  1993  $402,973   $  330,556      $   682,500                --           $ 5,284
Robert V. LaPenta        1995  $357,753   $  526,226               --                --           $ 7,246
Senior Vice President    1994  $337,723   $  311,069               --            70,000           $ 8,620
and Controller           1993  $337,723   $  290,917      $   682,500                --           $ 7,881
Michael B. Targoff       1995  $347,715   $  526,712               --                --           $ 9,117
Senior Vice President    1994  $327,684   $  311,495               --            70,000           $10,758
and Secretary            1993  $327,684   $  291,301      $   682,500                --           $ 9,692

- ---------------
(a) Value of shares awarded under the restricted stock purchase plan in 1993. Shares awarded under the plan vest and become freely transferable in accordance with a formula based upon Loral earnings. The total number of shares vesting under the plan each year is equal to 3% of the Company's pre-tax profit divided by the grant value (currently $105 per share) of restricted shares outstanding. Any shares not earned at the earlier of completion of the seventh year or termination of employment, will be forfeited. Dividends are paid on the restricted shares awarded. As of March 31, 1995, the number and value of restricted stock holdings, respectively, were 4,681 shares and $198,357 for Mr. Lanza, 1,968 shares and $83,394 for each of Messrs. DeBlasio, LaPenta, and Targoff.

(b) Under the 1994 incentive stock purchase plan, the Compensation Committee may permit participants to defer up to 100% of their annual bonus into a Restricted Stock Purchase Account (the "Restricted Account"). The Restricted Account will be used to purchase Loral Common Stock equal to 150% of the deferred bonus, subject to limits the Committee may establish from time to time. The shares in the Restricted Account earn dividends and generally vest 25% per year commencing upon the second anniversary of the grant date. The Committee may establish specified performance conditions that, if attained, will result in accelerated vesting. All non-vested shares are forfeited upon termination of employment and the remaining balance of the Restricted Account equal to the lesser of the original cost or the market value of the shares is returned to the participant. No shares have been issued under this plan.

(c) Stock options, which have been adjusted to reflect a two-for-one stock split distributed on October 7, 1993, generally vest over a four and one-half to six year period.

(d) Includes annual Board of Directors fee in 1995, 1994 and 1993 of $25,000 for Mr. Schwartz and Mr. Lanza, company matching contributions of $3,100 in 1995, $3,598 in 1994 and $3,722 in 1993 to the Savings Plan for Messrs. DeBlasio, LaPenta and Targoff and the value of supplemental life insurance programs attributable to 1995, 1994 and 1993 in the amounts of $63,252, $72,399 and $61,266 for Mr. Schwartz, $5,713, $1,787 and $1,562 for Mr.
     DeBlasio, $4,146, $5,022 and $4,159 for Mr. LaPenta, and $6,017, $7,160 and
     $5,970 for Mr. Targoff, respectively, and $6,965 attributable to 1995 for Mr. Lanza.

                                  FISCAL YEAR 1995
                      OPTION EXERCISES AND YEAR-END VALUE TABLE

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                               YEAR-END OPTION VALUES

                                                                                              VALUE OF
                                                                                             UNEXERCISED
                                                          SECURITIES UNDERLYING             IN-THE-MONEY
                            NUMBER OF                      UNEXERCISED OPTIONS               OPTIONS AT
                             SHARES                            AT YEAR-END                   YEAR-END(A)
                           ACQUIRED ON      VALUE      ---------------------------   ---------------------------
          NAME              EXERCISE     REALIZED(A)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- -------------------------  -----------   -----------   -----------   -------------   -----------   -------------
Bernard L. Schwartz......         --              --     1,000,000           --      $23,500,000             --
Frank C. Lanza...........     56,000     $ 1,802,500       214,280      195,720      $ 6,672,850    $ 5,511,525
Michael P. DeBlasio......         --              --        28,428       95,144      $   937,785    $ 2,694,305
Robert V. LaPenta........     13,998     $   398,745         4,000      103,724      $   130,000    $ 2,986,025
Michael B. Targoff.......         --              --        24,714      109,144      $   845,205    $ 3,191,305

- ---------------
(a) Market value of underlying securities at exercise date or year-end, as the case may be, minus the exercise price.

EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

     The Company has an employment agreement with Bernard L. Schwartz, which expires on March 31, 2000. Pursuant to the agreement, Mr. Schwartz' annual base salary was $908,300 for fiscal 1995, to be increased annually by the percentage change in a specified consumer price index. Under the agreement, Mr. Schwartz is entitled to annual incentive compensation equal to 3% of the increase over 9 1/4% in the Company's shareholders' equity as adjusted for stock issuances, other non-operating charges or credits and before dividends. In accordance with the incentive bonus provisions, Mr. Schwartz received fiscal 1995 incentive compensation of $5,214,426. The agreement also includes a cap on maximum annual incentive compensation of $9 million, as adjusted for inflation.

     Pursuant to the agreement, if Mr. Schwartz is removed as Chairman of the Board of Directors or as Chief Executive Officer other than for cause, or if his duties, authorities or responsibilities are diminished, or if there is a change of control (as defined to encompass the Company becoming a subsidiary of another company, the acquisition of 35% or more of the voting securities of the Company by a particular stockholder or group, or a change in 35% of the Company's directors at the insistence of the shareholder group), Mr. Schwartz may elect to terminate the contract. In any such event, or upon his death or disability, Mr. Schwartz will be entitled to receive a lump sum payment discounted at 9% per annum, in an amount equal to his base salary as adjusted for defined consumer price index changes for the remainder of the term, an amount of incentive compensation equal to the highest received by Mr. Schwartz in any of the prior three years, times the number of years (including partial fiscal years) remaining during the term, and an amount calculated to approximate the annual compensation element reflected in the difference between fair market value and exercise price of stock options granted to Mr. Schwartz. All such sums are further increased to offset any tax due by Mr. Schwartz under the excise tax and related provisions of Section 4999 of the Internal Revenue Code but subject to a cap equal to 200% of any such tax.

     The Company also has an employment agreement with Mr. Frank C. Lanza for a five year term expiring March 31, 1997. Pursuant to the agreement, Mr. Lanza's annual base salary was $634,500 for fiscal 1995, to be increased annually by the percentage change in a specified consumer price index. Under the agreement, Mr. Lanza is entitled to annual incentive compensation under the growth in shareholders' equity formula applicable under Mr. Schwartz' employment agreement, but at 1 1/2% of the increase over the 9 1/4% threshold. As a result, Mr. Lanza received fiscal 1995 incentive compensation of $2,607,213. If Mr. Lanza becomes disabled, he will receive 50% of his salary for the remainder of the term.

     The Company has established Supplemental Life Insurance Programs for certain key employees including the executives listed in the Summary Compensation Table. For Messrs. Schwartz, Lanza, DeBlasio, LaPenta and Targoff, the Plans are funded with "Split-Dollar" insurance policies in the face amounts of $20,500,000, $1,000,000, $1,060,000, $1,200,000 and $1,450,000 respectively.
In the event of death, the Company will be entitled to receive an amount not less than the Company's cumulative contributions. If any of such officers terminates his employment prior to the time that the Company's contributions equal the cash value of the insurance policy, he will be responsible for repayment of the remainder of the Company's contribution to the extent cash becomes available in the policy. Such officers contribute to the payment for this program.

PENSION PLANS

     The individuals named in the Summary Compensation Table participate in a pension plan that generally provides an annual benefit for each year of membership for the first 14 years of Loral service, of 1.2% of such remuneration up to the Social Security Wage Base and 1.45% of such remuneration in excess of that Base, and for 15 or more years of Loral service, 1.5% of such remuneration up to the Social Security Wage Base and 1.75% of such remuneration in excess of that Base, all subject to certain vesting and other requirements. Remuneration covered by the Plans primarily includes salary and bonus. These individuals also participate in a supplemental plan which generally makes up for certain reductions in such benefits caused by Internal Revenue Code limitations.

     Estimated annual benefits upon retirement for Messrs. Schwartz, Lanza, DeBlasio, LaPenta and Targoff under the pension and supplemental plans are
$ ,   ,   ,   $   ,   , $   ,   , $   ,   and $   ,   , respectively. The
retirement benefits have been computed assuming that (i) employment will be continued until normal retirement, or until the expiration of current employment agreements, if later; and (ii) current levels of creditable compensation and the Social Security Wage Base will continue without increases or adjustments throughout the remainder of the computation period.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Schwartz is Chairman, Chief Executive Officer, 27% owner, and controlling shareholder of K&F Industries, Inc. ("K&F"), which acquired the Company's Aircraft Braking and Engineered Fabrics businesses in April 1989. Certain other individuals named in the Summary Compensation Table are directors of K&F's operating subsidiaries. Mr. Schwartz and the other individuals named in the Summary Compensation Table receive compensation from K&F for rendering advisory services to K&F. Such compensation is not included in the Summary Compensation Table but is considered by the Compensation Committee regarding compensation from Loral. In September 1994, the Company exchanged its $30 million 14.75% pay-in-kind subordinated convertible K&F debenture due in 2004 for $11,514,000 in cash, net of expenses, and a 22.5% voting equity interest in K&F. Pursuant to agreements between the Company and K&F, the parties provide services to each other and share certain expenses relating to a production program, real property occupancy, benefits administration, treasury, accounting and legal services. The related charges agreed upon by the parties were established to reimburse each party for the actual cost incurred without profit or fee. The Company believes that the arrangements with K&F are as favorable as could have been obtained from an unaffiliated third party. The Company's billings to and from K&F in fiscal 1995 were $3,014,000 and $15,000, respectively. The Company's sales to K&F in fiscal 1995 were $4,181,000.

     Mr. Robert B. Hodes, a Director and a member of the Executive, Audit, Pension Advisory, and Compensation Committees, is a partner in the law firm of Willkie Farr & Gallagher, which is general counsel to the Company.

     For the fiscal year ended March 31, 1995, the Company paid fees and disbursements in the amount of $182,000 for corporate communications consultations to Kekst and Company Incorporated, of which company Mr. Gershon Kekst, a Director and member of the Executive, Nominating, and Compensation Committees, is President and the principal stockholder. Kekst and Company Incorporated continues to render such services to the Company.

PROPOSAL 2.  APPROVAL OF AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION TO
             INCREASE THE MAXIMUM NUMBER OF DIRECTORS

     The Board of Directors, by unanimous vote at its June 6, 1995 regular meeting, has determined that an amendment to Article SEVENTH of the Restated Certificate of Incorporation (the "Certificate"), increasing the maximum number of Directors from eleven to thirteen, is advisable and has voted to recommend the amendment to the Company's Stockholders for adoption.

     The current Board of Directors consists of eleven members, which is the maximum number currently authorized by the Certificate. Management believes that it is advisable for the Company to increase the maximum number of authorized Directors so that the Company will have the ability to attract qualified new Directors while continuing to retain the services of existing Directors who are well qualified and informed about the Company's activities.

     The Board also voted to amend the Corporation's By-Laws, subject to Stockholder approval of the amendment to the Certificate, to increase from eleven to twelve the number of Directors which shall constitute the whole Board. The Board of Directors has nominated Mr. Arthur L. Simon to serve as the twelfth director, subject to Stockholder approval of this proposal. The Board has no present plans to elect any additional Directors.

     The proposed amendment to Article SEVENTH of the Certificate amends the first sentence to read as follows:

       "SEVENTH: The number of its directors shall be set forth in the By-Laws of this Corporation but shall at no time be less than three (3) nor more than thirteen (13)."

     APPROVAL OF PROPOSAL 2 WILL REQUIRE THE AFFIRMATIVE VOTE IN PERSON OR BY PROXY OF THE HOLDERS OF A MAJORITY OF ALL OUTSTANDING SHARES OF COMMON STOCK ENTITLED TO VOTE.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS OF LORAL VOTE IN FAVOR OF THIS PROPOSAL.

PROPOSAL 3.  RATIFICATION OF ELECTION OF INDEPENDENT AUDITORS OF LORAL.

     The Board of Directors has selected Coopers & Lybrand L.L.P., certified public accountants, as the independent auditors of the Company for the fiscal year ending March 31, 1996.

     Coopers & Lybrand L.L.P. has advised the Company that it has no direct or indirect financial interest in the Company or any of its subsidiaries, and that it has had, during the last three years, no connection with the Company or any of its subsidiaries other than as independent auditors and related activities. Coopers & Lybrand L.L.P. will have a representative present at the meeting who will have an opportunity to make a statement if he or she so desires and to respond to appropriate questions.

     During fiscal 1995, Coopers & Lybrand L.L.P provided services consisting of the audit of the annual consolidated financial statements of the Company and its subsidiaries and of retirement and other employee benefit plans, consultations with respect to the Company's quarterly consolidated financial statements, reports and registration statements filed with the Securities and Exchange Commission and general matters relating to accounting, taxes, benefit plans, acquisitions and government compliance.

     IF THE STOCKHOLDERS, BY THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF COMMON STOCK REPRESENTED IN PERSON OR BY PROXY AND VOTING AT THE MEETING DO NOT RATIFY THE SELECTION OF COOPERS & LYBRAND L.L.P., THE SELECTION OF INDEPENDENT AUDITORS WILL BE RECONSIDERED BY THE BOARD.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS OF LORAL VOTE IN FAVOR OF THIS PROPOSAL.

                         LORAL STOCKHOLDERS' PROPOSALS

     Proposals of the Company's Stockholders intended to be presented at the 1996 Annual Meeting of the Company must be received by the Company at 600 Third Avenue, New York, New York 10016, Attention: Secretary, no later than February 23, 1996.

                 OTHER ACTION AT MEETING AND VOTING OF PROXIES

     Management does not know of any matters to come before the Annual Meeting other than those herein set forth. However, the enclosed proxy confers discretionary authority upon the proxy holders named therein to vote and act in accordance with their best judgement with regard to any other matters which should come before the meeting or any adjournment thereof. Upon receipt of such proxy (in the form enclosed and properly signed) in time for voting, the shares represented thereby will be voted as indicated thereon or, if no direction is indicated, will be voted FOR the election of Directors and FOR any Proposal.

                                    By Order of the Board of Directors



                                    Michael B. Targoff
                                    Secretary

Date: June [  ], 1995

                               LORAL CORPORATION

             PROXY - ANNUAL MEETING OF STOCKHOLDERS, JULY 25, 1995

BERNARD L. SCHWARTZ, MICHAEL B. TARGOFF and ROBERT B. HODES, and each of them, are hereby appointed the proxies of the undersigned, with full power of substitution on behalf of the undersigned to vote, as designated below, all the shares of the undersigned at the Annual Meeting of Stockholders of LORAL CORPORATION, to be held in the Celeste Bartos Forum at the New York Public Library, Fifth Avenue and 42nd Street, New York, New York on July 25, 1995, at 2:00 o'clock P.M. and at all adjournments thereof. The Board of Directors Recommends A Vote FOR The Following Proposals:

1. ELECTION OF FOUR CLASS I DIRECTORS - Nominees: Class I: H. Gittis, G. Kekst, A. Simon, D. Yankelovich

/ /   VOTE FOR all nominees except those written below

/ /   WITHHOLD AUTHORITY to vote for all nominees

Instruction:     To withhold authority to vote for any nominee write that
                 nominee's name on the line below:

- -------------------------------------------------------------------------------

2. Proposal to amend Article Seventh of the Company's Restated Certificate of Incorporation;

    FOR      AGAINST      ABSTAIN
    / /        / /          / /

3. Proposal to ratify the selection of COOPERS & LYBRAND L.L.P. as independent auditors for the Company for its fiscal year ending March 31, 1996

    FOR      AGAINST      ABSTAIN
    / /        / /          / /

4. In their discretion, upon such other matters as may properly come before the meeting

    FOR      AGAINST      ABSTAIN
    / /        / /          / /

================================================================================

  This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is indicated, this Proxy will be voted FOR the election of all nominees listed hereon and FOR Proposals 2 through 4.

P
                         ------------------------------------------------------
                                 PLEASE MARK, SIGN, DATE AND RETURN THIS
R                                    PROXY IN THE ENVELOPE PROVIDED.
                         ------------------------------------------------------
O  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

X
                 The undersigned hereby acknowledges receipt of the Notice of
Y                Annual Meeting and accompanying Proxy Statement.

                 Dated:..................................................., 1995
                 ...............................................................
                 ...............................................................
                                  (Signature of Stockholder)

                 (Please sign exactly as name or names appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such; if by a corporation, by an authorized officer; if by a partnership, in partnership name by an authorized person. For joint owners, all co-owners must sign.)